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                          Independent Auditors' Consent




To the Shareholders and Board of Trustees of the Salomon Funds Trust:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated February 12, 2003, on the statements of assets and liabilities for Salomon Brothers National Tax Free Bond Fund, Salomon Brothers California Tax Free Bond Fund, Salomon Brothers New York Tax Free Bond Fund, and Salomon Brothers Mid Cap Fund (the "Funds"), as of December 31, 2002, and the related statements of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the years in the two-year period then ended, except for Salomon Brothers Mid Cap Fund, which is for the period from September 10, 2001 (Commencement of Operations), to December 31, 2002. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.



                                                                       KPMG LLP


New York, New York
April 25, 2003